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                                                                     Exhibit 3.6

                   AMENDEMENT TO CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND LIMITATIONS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                           ENCORE MEDICAL CORPORATION

         Encore Medical Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

         FIRST:   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 21, 1995, and was subsequently amended on March 25, 1997.

         SECOND: The original Certificate of Designations, Preferences and Limitations of Series A Preferred Stock of the Corporation ("Certificate of Designations") was filed with the Secretary of State of Delaware on June 7, 2001.

         THIRD:   This Amendment to the Certificate of Designations has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the board of directors of the Corporation and approved by a majority of the outstanding stock entitled to vote thereon.

         FOURTH:  The Certificate of Designations shall be amended as follows

              1. Amending Section A. by increasing the maximum number of authorized shares of Series A Preferred Stock from one hundred thirty-five thousand (135,000) shares to two hundred twenty-five (225,000) shares, unless and until such number is changed in accordance with applicable law and the Certificate of Designations.

              2. Amending Section C.3(b) by deleting it in its entirety and inserting the following in its place:

         (b)  Automatic Conversion. Each share of Series A Preferred Stock shall
              --------------------
     automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series A Preferred Stock if, after November 15, 2003, the Corporation's average closing share price for Common Stock as reported on NASDAQ for at least twenty (20) consecutive trading days exceeds three (3) times the Conversion Price.

         FIFTH:   Except as amended hereby, the Certificate of Designations
otherwise remains unchanged and is in full force and effect.

         IN WITNESS WHEREOF, Encore Medical Corporation has caused this Amendment to Certificate of Designations, Preferences and Limitations of Series A Preferred Stock to be signed by its Secretary this 8th day of February, 2002.

                                    ENCORE MEDICAL CORPORATION

                                    By: /s/ Harry L. Zimmerman, Secretary
                                        ---------------------------------
                                        Harry L. Zimmerman, Secretary